SUB-ITEM 77 Q(1)

AMENDMENT #10
TO THE BY-LAWS
OF
FEDERATED INSTITUTIONAL TRUST
Effective June 1, 2013
	Strike Section 5. Powers of Executive Commit tee from ARTICLE III - POWERS AND DUTIES
OF THE EXECUTIVE AND OTHER COMMITTEES and replace wit h the following:

	Section 5.  Powers of Executive Committee.  Du
ring the intervals between the Meetings
of the Trustees, the Executive Committee, except as li mited by the By-Laws of the Trust or by specific directions of the Trustees, shall possess and may exercise all the powers of the Trustees in the management and direction of the business and co nduct of the affairs of the Trust in such manner as the Executive Committee shall deem to be in the best interests of the Trust, and shall have power to authorize the Seal of the Trust (if ther e is one) to be affixed to all instruments and documents requiring the same. Notwithstanding the for egoing, the Executive Committee shall not have the power to elect or remove Trustees, increa se or decrease the number of Trustees, elect or remove any Officer, issue shares or recommend to shareholders any action requiring shareholder approval.

	Insert the following into ARTICLE VIII, AGREEME
NTS, CHECKS, DRAFTS,
ENDORSEMENTS, ETC. and renumber the remaining sections accordingly:
	Section 2.  Delegation of Authority Relating t
o Dividends.  The Trustees or the Executive
Committee may delegate to any Officer or Agent of the Trust the ability to authorize the payment of dividends and the ability to fix the amount and oth er terms of a dividend regardless of whether or not such dividend has previously been authorized by the Trustees.

	The title of ARTICLE VIII is deleted and replac ed as follows: "AGREEMENTS,
CERTAIN DELEGATION, CHECKS, DRAFTS, ENDORSEMENTS, ETC."